Exhibit 10.1

SEVERANCE AGREEMENT

This Agreement dated as of July 10, 2006 is by and between Chase Corporation, a Massachusetts corporation (the “Company”), and Terry M. Jones, (the “Executive”),

WHEREAS, the Company has determined that it is desirable, to induce the Executive to remain in the employ of the Company and also to place him in a position to act in the best interests of the Company and its stockholders in the event of a proposal for transfer of control of the Company, to provide certain severance benefits to the Executive if his employment with the Company terminates under the circumstances described below.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.             Definitions.  For purposes of this Agreement only, the following definitions shall apply:

(a)           “Cause” for termination of the Executive’s employment by the Company shall mean and be limited to

(i)            the Executive’s willful and continued failure to substantially perform his duties to the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness), provided that the Company has delivered a written demand for substantial performance to the Executive specifically identifying the manner in which the Company believes that the Executive has not substantially performed his duties and that the Executive has not cured such failure within 30 days after such demand;

(ii)           willful conduct by the Executive which is demonstrably and materially injurious to the Company;

(iii)          material violation of any Company policy, including any code of conduct or standard of ethics of the Company applicable to the Executive;

(iv)          the Executive’s conviction of, or pleading of guilty or nolo contendere to, a felony; or

(v)           the Executive’s willful violation of any material provision of any confidentiality, nondisclosure, assignment of invention, noncompetition or similar agreement entered into by the Executive in connection with his employment by the Company.

For purposes of this definition, no act or failure to act on the Executive’s part shall be deemed “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

(b)           “Change in Control” means the occurrence of any of the following events:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 45% or more of the combined voting power of the Company’s then outstanding securities;

(ii) during any period of twenty-four (24) consecutive months (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subparagraphs (i), (ii) or (iii)) whose election by the Board or nomination for election by the Board or by the stockholders of the Company was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires 45% or more of the combined voting power of the Company’s then outstanding securities; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(c)           “Disability” means such physical or mental incapacity as to make the Executive unable to perform the essential functions of his employment duties for a period of at least six months with or without reasonable accommodation.  If any question shall arise as to whether during any period the Executive is so disabled as to be unable to perform the essential functions of his employment duties with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue.  The Executive shall cooperate with any reasonable request of the physician in connection with such certification.  If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive.

(d)           “Good Reason” means shall mean the occurrence, in connection with a Change in Control, of any of the following events (provided that the Executive shall have given the Company prior written notice describing such event and the matter shall not have been fully remedied by the Company within 30 days after receipt of such notice) :

(i)            any reduction of the Executive’s then existing annual base salary, bonus and/or other short-term incentives;

(ii)           the Company has failed to continue in effect any health, welfare, retirement, vacation and other fringe benefit plans of the Company in which the Executive participated at the time of the Change in Control (or plans providing substantially equivalent benefits) other than as a result of the normal expiration of any such plan in accordance with its terms as in effect at the time of the Change in Control, or the Company shall have taken or failed to take any action which would adversely affect the Executive’s continued participation in or the benefits receivable by the Executive under any such plan as in effect at the time of the Change in Control;

(iii)          the Company has failed to assign to him on a consistent basis executive duties performable at the location at which he worked before the Change in Control which are commensurate with the level of executive duties performed by him immediately prior to such Change in Control;

(iv)          any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

2.             Termination of Employment Without Cause.   If the Executive’s employment with the Company is terminated at any time without Cause (and other than by reason of death, Disability or retirement) the Executive shall receive the benefits set forth in Section 4 hereof.

3.             Change in Control.  Notwithstanding Section 2 of this Agreement, this Section 3 shall apply if, within twenty-four (24) months immediately following a Change in Control, the Executive’s employment is terminated by the Company without Cause (and other than by reason of death, Disability or retirement) or the Executive terminates his employment with the Company for Good Reason, the Executive shall be entitled to the benefits set forth in Section 4.

4. (a)       payment of his base salary, in accordance with the Company’s regular payroll practices, for a one year period commencing on his termination date, such salary to be paid at a rate equal, on an annualized basis, to the greater of his annual base salary in effect immediately prior to the Change in Control or his annual base salary in effect immediately prior to the termination of employment, provided, however, (i) no such payments shall be made until the earlier of (A) six months and one day following the termination date or (B) the earliest date as of which such payments may begin without penalty pursuant to Section 409A(a)(2) of the U.S. Internal Revenue Code of 1986 (the “Code”) and (ii) all such payments that are deferred pursuant to clause (i) shall be paid in the aggregate on the first day that such payments may be made pursuant to clause (i).  For purposes of this subsection, the term “base salary” shall include shall include bonuses which shall be computed by averaging the last two annual bonuses (annualizing bonuses with respect to a partial year), if any;

(b)           continued participation in the benefits in effect for Executive as of the date of termination, subject to the terms and conditions of the respective plans and applicable law, for a period of one year following the termination date; provided that to the extent that the Company’s plans, programs and arrangements do not permit such continuation of Executive’s participation following his termination, the Company shall provide the Executive with an amount which is sufficient for him to purchase equivalent benefits, such amount to be paid quarterly in advance;  provided, further, however, that if the Executive becomes employed by another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the Executive’s entitlement to participate in the Company’s medical or other welfare benefit plans or to receive such alternate payments shall, to the extent such medical or welfare benefits are offered by the other employer, cease as of the date the Executive is eligible to participate in such plans, and the Executive shall notify the Company of his eligibility under such other plans.

(c)           reasonable costs of an out-placement service used by the Executive for a period not to exceed one year following termination of employment.

5.             Death, Disability or Retirement.  If the Executive’s employment is terminated by reason of death, Disability or retirement, the Executive shall not be entitled to receive any benefits under this Agreement pursuant to Sections 2 or 3 but may be entitled to certain death, disability or retirement benefits offered by the Company pursuant to its employee benefit plans.

6.             Taxes.

(a)           All payments to be made to the Executive under this Agreement will be subject to any required withholding of federal, state and local income and employment taxes.

(b)           Notwithstanding anything in this Agreement to the contrary, if any of the payments provided for in this Agreement, together with any other payments which the Executive has the right to receive from the Company, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

7.             Release.  The Executive’s entitlement to receive the payments contemplated by Sections 3 hereof shall be contingent upon execution by the Executive on the date of termination of a release in form and substance reasonably satisfactory to the Company (the “Release”).  By execution of this Agreement, the Executive hereby acknowledges and agrees that such payments are and shall be good and sufficient consideration for such Release.

8.             No Duty to Mitigate.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as contemplated by Section 4(b) hereof, any benefits payable to the Executive hereunder shall not be subject to reduction for any compensation received from other employment.

9.             Successors and Assigns.

(a)           This Agreement is personal to the Executive and is not assignable by the Executive, other than by will or the laws of descent and distribution, without the prior written consent of the Company.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets that assumes and agrees to perform this Agreement.

10.           No Right to Continued Employment.  Nothing contained in this Agreement shall be considered a contract of employment or construed as giving the Executive any right to be retained in the employ of the Company.  Nothing in this Agreement shall otherwise restrict in any way the rights of the Company to terminate the Executive at any time and for any reason, with or without cause.

11.           Miscellaneous.

(a)           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof.

(b)           Amendment; Waiver.  This Agreement may not be modified or amended in any manner except by a written agreement executed by the parties hereto or their respective successors and legal representatives.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as waiver of any other provision of this Agreement, or of any subsequent breach by such party or a provision of this Agreement.

(c)           Entire Understanding.  This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the compensation and benefits payable to the Executive in the circumstances described herein, superseding all prior understandings and agreements, whether oral or written.

(d)           Fees and Expenses.  The Company agrees to pay as incurred and within 30 days after submission of supporting documentation, to the full extent permitted by law, all legal fees and related expenses the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) following a Change in Control.

(e)           Notices.  All notices and other communications hereunder shall be in writing and shall be delivered by hand delivery, by a reputable overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Company:

Chase Corporation

26 Summer Street

Bridgewater, MA 02324

Attention: General Counsel

If to the Executive:

Terry M. Jones

80 Joe Long’s Road

Brewster, MA 02631

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Any notice or communication shall be deemed to be delivered upon the date of hand delivery, one day following delivery to an overnight courier service, or three days following mailing by registered or certified mail.

(f)            Headings.  The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning of interpretations of any of the provisions of this Agreement.

(g)           Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(h)           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the date first written above.

CHASE CORPORATION		Terry M. Jones

By:	/s/ Peter R Chase, President & CEO	/s/ Terry M. Jones